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                                                                    EXHIBIT 23.1





INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of The Lubrizol Corporation on Form S-3 of our report dated February 6, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142 in 2002), appearing in the Annual Report on Form 10-K of The Lubrizol Corporation for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP

Cleveland, Ohio
May 17, 2004